Exhibit 99.1

Press Release
Source:     BNC Bancorp

Contact:    Richard D. Callicutt II        David B. Spencer
President and CEO        Senior Executive Vice President and CFO
336-869-9200            336-869-9200

BNC Bancorp Announces FDIC Approval for High Point Bank Corporation Merger Transaction

High Point, North Carolina - October 4, 2016 - BNC Bancorp (the “Company,” NASDAQ: BNCN), the holding company for Bank of North Carolina, today announced it has received regulatory approval from the Federal Deposit Insurance Corporation of the previously announced merger transaction between the Bank of North Carolina and High Point Bank and Trust Company, the wholly-owned bank subsidiary of High Point Bank Corporation (“HPTB”).

The Company expects to receive regulatory approval from the Federal Reserve Bank of its merger transaction with HPTB during the fourth quarter of 2016. Once received, all necessary regulatory approvals for the closing of the transaction will be met. The Company previously received regulatory approval with respect to the transaction from the North Carolina Office of the Commissioner of Banks. The Company expects to announce the closing date for the transaction after regulatory approval is received from the Federal Reserve Bank.

ABOUT BNC BANCORP

Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of approximately $6.5 billion.  Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 71 current banking offices in North Carolina, South Carolina and Virginia.  The Bank’s 26 locations in South Carolina and nine locations in Virginia operate as BNC Bank.  Bank of North Carolina is insured by the FDIC and is an equal housing lender.  BNC Bancorp’s stock is traded and quoted on The Nasdaq Capital Market under the symbol “BNCN.”  The Company’s website is www.bncbancorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “project,” “expect,” “intend,” “plan,” or words or phases of similar meaning. Forward-looking statements may include, among other things, statements about the timing of regulatory approvals relating to acquisitions and divestitures. The forward-

looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. The Company undertakes no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.  Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements as a result of, among other factors, the risks and uncertainties described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and June 30, 2016, respectively.  Please refer to the Security and Exchange Commission’s website at www.sec.gov where you can review those documents.